Exhibit 99 B(p)(37)

DECEMBER 2007

RECORD CURRENCY MANAGEMENT LIMITED (RCM)

CODE OF ETHICS PART I

1                                         INTRODUCTION

This code is approved by the Board of Directors and should be read in conjunction with the firm’s Compliance Manual. Part 1 of the code deals with general provisions of the code.  Part II concerns Record Shares and the Model Code as well as information relating to Inside Information.

RCM employees are expected to comply with all applicable UK and US laws, regulations and guidance.

This code addresses the combined requirements under the statutory regulations of the UK Financial Services Authority (in particular COB 11.7 Personal account dealing), and the federal securities laws and adopted rules of the US Securities and Exchange Commission (in particular rule 204A-1 of the Investment Advisers Act 1940 and rule 17j-1 of the Investment Company Act 1940).

2                                         DEFINITIONS

Approved Person – means a person to whom the Financial Services Authority has given permission to undertake a controlled function under the Financial Services and Markets Act 2000.  For the purposes of the code it also includes a person who is classed as an ‘access person’ under rule 17-j of the US Investment Company Act of 1940 where they are not an approved Person under the FSMA.

Associate – means any person (including members of your family, companies or partnerships) whose business or domestic relationship with you would give rise to a community of interest between you.

Beneficial Interest - means that an employee should generally consider themselves to have a beneficial interest in any securities in which they have a direct or indirect pecuniary interest. In addition, an employee should consider themselves to have a beneficial interest in securities held by a spouse or domestic partner, a dependent child, a relative or other person who resides in the employee’s household, or by reason of any contract, arrangement, understanding or relationship that provides sole or shared voting or investment powers, unless the share is a ‘No Knowledge’ share.

Initial Public Offering – means an offering of securities for which a registration statement has not been previously filed with the US SEC and for which there is no active public market in the shares.

Limited Offering – means an offering of securities that is exempt from registration under the US Securities Act 1933.

No Knowledge Shares – shares held by a person who  has a link with the employee where the employee does not have control over and does not have any involvement in, or provide advice on.

Reportable Funds – means any fund for which RCM serves as investment manager or adviser.

Reportable Security – means a designated investment as defined by the Financial Services Authority: (life policy with an investment element, share, debenture, warrant, certificate representing certain securities, stakeholder pension scheme, option, commodity option, future, commodity future, rolling spot FX contract, contract for differences, spread bet, rights to or interests in investments), except that it does not include a government and public security, non-investment life policy, or units within a collective investment scheme (unless the schemes are  connected with Record business eg acting as adviser or own funds.  ).

In addition any transaction involving fx (spot or forwards) where the primary purpose of that transaction is to profit from exchange rate fluctuations should be included.  This would not include fx for holiday, fx transactions to purchase a property or other investments where fx return is not the primary consideration.

3                                         BUSINESS CONDUCT

The combined requirements raise two main concerns:

1.              That a firm’s customers are not disadvantaged by the personal account dealings of the firm’s employees; and

2.              That the firm imposes standards of business conduct expected to prevent unlawful actions, such as defrauding client funds, making any untrue or misleading statements of material facts and manipulating client funds.

This code also seeks to address the management of conflicts of interest with an individual’s obligations to the clients of the firm, caused by any trading or investments undertaken by the firm’s employees on their own account.

4                                         SCOPE

To ensure that RCM complies with the spirit and the letter of the requirements, a broad interpretation has been adopted.

In respect of the instruments covered, this may include investment by employees in a Collective Investment Scheme as well as individual Reportable Securities.

The code will apply to all employees representing the firm, including its staff, directors, non-executive directors, Approved Persons and contractors.

5                                         COMMUNICATION

All new employees are subject to appropriate reference and disclosure checks and will be required to sign a copy of this Code of Ethics as a condition of employment.

The code is available to all employees on the firm’s intranet.  Any amendments will be notified to employees within 5 working days.

All employees are required to renew in writing their acceptance of the terms of this code annually and upon any amendments to the code.

It is important that all individuals understand the implications of this Code of Ethics.  Any questions should be raised with the compliance function.

6                                         GENERAL CONDITIONS

6.1                               Unlawful actions

It is unlawful for any employee, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a fund(1):

(a)                                 To employ any device, scheme or artifice to defraud the funds of the firm or its clients;

(b)                                To make any untrue or misleading statement of a material fact, or omit to state a necessary material fact;

(c)                                 To engage in any act, practice or course of business constituting a fraudulent act; or

(d)                                To engage in any manipulative practice with respect to the funds of the firm or its clients.

6.2                               Prohibitions and restrictions

Employees are prohibited from establishing personal accounts at the firm to trade on their own account or that of an Associate.

Employees are restricted from investing in the funds of clients which are managed or advised by RCM (i.e. Reportable Funds), a full list of which is available at Schedule 1. This schedule will be updated as RCM’s client list changes and will always be available to employees on the firm’s intranet.

You must not for your Beneficial Interest:

(a)                                 Effect any transaction which you know, or ought reasonably to know, to be forbidden by RCM under these rules.

(b)                                Acquire or dispose of any investment which you know, or ought reasonably to know, would involve you in a conflict of your own interest or that of an Associate, with that of any client or with your duty to any client.

(c)                                 Effect any transaction relating to a Reportable Security with or through the agency of another authorised person, without informing that other authorised person that you are an officer or employee of RCM and shall not request or accept from that other authorised person any credit or special dealing facilities in connection with the transaction without the specific consent of RCM.

Furthermore, employees may not procure any other person to enter into such a transaction (except during the proper course of their employment), or communicate such information or opinion to any other person if they ought reasonably to know that the other person will as a result enter into such a transaction, procure or counsel some other person to do so.

(1)  A security held or to be acquired by a fund means any reportable Security which, within the most recent 15 days: (a) is or has been held by the fund; or (b) is being or has been considered by the fund or its investment adviser for purchase by the fund; and any option to purchase or sell and any security convertible into or exchangeable for, a Reportable Security as described.

6.3                                Rights issues and take-overs

This code extends to:

•                 making any formal or informal offer to buy or sell;

•                 taking up rights on a rights issue;

•                 exercising conversion or subscription rights; and

•                 exercising an option.

The code also extends to buying or selling an investment under any offer, including a takeover or tender offer, which is made to the public or all (or substantially all) the holders of the investment concerned.

6.4                               Trustees, personal representatives and agents

The code extends to dealings by employees:

(a)                                  as a trustee of a trust or as a personal representative of an estate, in which they or an Associate has a significant Beneficial Interest;

(b)                                 as a trustee of any other trust or a personal representative of any other estate, unless relying entirely on the advice of another person (such as a broker or solicitor); or

(c)                                  for the account of another person unless dealing as an employee of the firm.

6.5                               Exclusions

Purchases or sales over which the employee has no direct control (such as the trading of designated investments or units within a collective investment scheme, authorised unit trust, pension – excluding self invested personal pensions - or life assurance policy) are excluded from the prohibitions and restrictions set out above.

7                                         PRE-CLEARANCE

7.1                               Initial Public Offerings and Limited Offerings

Employees must obtain pre-clearance before directly or indirectly acquiring Beneficial Interest in any security in an Initial Public Offering or in a Limited Offering.

7.2                               Conflicts of interest

Due to the nature of conflicts of interest which may arise, employees are required to apply for pre-clearance prior to entering into a trade or investment in certain Reportable Security which RCM, on behalf of its clients, also undertakes. These are:

•                 futures;

•                 options (except where that option is on RCM shares);

•                 rolling spot FX contracts;

•                 contracts for differences;

•                 debentures; and

•                 spread bets

•                 fx (spot or forwards) for profit transactions

•                 Shares in Record plc (See Code of Ethics Part II).

NB All other Reportable Securities must be disclosed in the Quarterly Report Register and Annual Holdings Report (see page 1 for list of all Reportable Securities).

7.3                               Pre-clearance procedure

The pre-clearance procedure for the above transactions is as follows:

(a)                                  Request permission from the compliance function.  A decision will be given within one working day of the request being made.

(b)                                 If approved, the restricted transaction must be undertaken within 2 working days of permission being granted.

(c)                                  The details of the transaction must be reported to the compliance function within 2 working days of trading.  The details to be confirmed are:

•                 Financial instrument

•                 Buy/sell

•                 Dealing date and time

•                 Broker/counterparty

•                 Quantity

•                 Price

NB All staff must comply at all times with the Insider dealing rules.

8                                         INDIVIDUAL REPORTING

In order to assist in demonstrating compliance with the code, each employee will:

(a)                                 Complete an Initial Holding Report of all Reportable Securities, no later than 10 working days after appointment. The format of the report is attached as Schedule 2;

(b)                                Compile a Quarterly Transaction Report of all Reportable Securities, no later than 30 days after the end of each calendar quarter. The format of the report is attached as Schedule 3; and

(c)                                 Sign and return an Annual Holdings Report of all Reportable Securities, which will be compiled at the end of the fourth quarter, based on the information provided throughout the year.

9                                         CONFIDENTIALITY

The compliance function of RCM will treat all requests for pre-clearance, personal account transaction reports and periodic holdings statements with the highest confidentiality, in accordance with the UK Data Protection Act 1998.

Such documents may on occasion be made available for inspection by the appropriate regulatory or government authorities and to RCM’s clients where it is a requirement of our Investment Management Agreement.

10                                  RECORD KEEPING

Version controlled copies of this code, all records relating to employee transaction and holding reports, as well as all compliance, breach and internal reporting will be kept and made readily accessible for a minimum of five years.

11                                  MONITORING AND BREACHES

The compliance function will periodically review personal securities transactions and holdings reports, as well as producing an annual report for the firm’s senior management.

All employees are required to submit a report to the compliance function promptly having become aware that any breach of this Code of Ethics has occurred and in any event within 15 days of so doing. Employees should also refer to the firm’s Whistle-blowing Procedure if necessary.

Non-compliance with the prohibitions and restrictions contained herein may result in an employee being asked to reverse the affected personal trade or investment. Any individual who violates this Code of Ethics may also be subject to serious penalties in accordance with RCM’s Disciplinary Procedure.

SCHEDULE 1

REPORTABLE FUNDS

List of RCM client funds (in which employees may not invest)

Record Umbrella Fund (all sub funds are included)

SEI – all funds for whom Record acts as adviser (see current client list or ask compliance)

SCHEDULE 2

Record Currency Management

INITIAL HOLDING REPORT

Transaction Record of Reportable Securities Directly or Indirectly Beneficially
Owned

Name:

This report is required of all employees under RCM’s Code of Ethics. For definitions and exclusions, employees should refer to the Code.

This report must be returned to the compliance function within 10 days of appointment.

Securities Transactions

Date of Transaction	Name of Issuer and Title of Security	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Price	Name of Broker, Dealer or Bank Effecting Transaction

If you have no reportable transactions please check here.	☒

Securities Accounts

If you established an account within the quarter, please provide the following information:

Name of Broker, Dealer or Bank	Account Number	Names on Account	Date Account was Established	Type of Account

If you have not established a securities account, please check here.	☒

By signing this document, I certify that I have read and understood the RCM Code of Ethics and have included in this report all securities transactions and accounts required to be reported pursuant to the Code.

Signature:
Received by:

Submission Date:
Received on:

SCHEDULE 3

Record Currency Management

QUARTERLY TRANSACTION REPORT

Transaction Record of Reportable Securities Directly or Indirectly Beneficially
Owned

For the Quarter Ended

Name:

This report is required of all employees under RCM’s Code of Ethics. For definitions and exclusions, employees should refer to the Code.

The report must be returned within 30 days of the applicable calendar quarter end.

Securities Transactions

Date of Transaction	Name of Issuer and Title of Security	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Price	Name of Broker, Dealer or Bank Effecting Transaction

If you had no reportable transactions during the quarter please check here.	☒

Securities Accounts

If you established an account within the quarter, please provide the following information:

Name of Broker, Dealer or Bank	Account Number	Names on Account	Date Account was Established	Type of Account

If you did not establish a securities account during the quarter, please check here.	☒

By signing this document, I certify that I have read and understood the RCM Code of Ethics and have included in this report all securities transactions and accounts required to be reported pursuant to the Code.

Signature:
Received by:

Submission Date:
Received on:

RECORD CURRENCY MANAGEMENT LIMITED (RCM)

CODE OF ETHICS PART II

The Model Code

Introduction

This code imposes restrictions on dealing in the securities of a listed company beyond those imposed by law. Its purpose is to ensure that persons discharging managerial responsibilities and employee insiders do not abuse, and do not place themselves under suspicion of abusing, inside information that they may be thought to have, especially in periods leading up to an announcement of the company’s results.

Nothing in this code sanctions a breach of section 118 of the Act (Market abuse), the insider dealing provisions of the Criminal Justice Act or any other relevant legal or regulatory requirements.

Definitions

1.                                      Please refer to page 6 of Appendix 1.

Dealings not subject to the provisions of this code

2.                                      Please refer to page 8 of this Appendix 1.

Dealing by restricted persons

3.                                      A restricted person must not deal in any securities of the company without obtaining clearance to deal in advance in accordance with paragraph 4 of this code.

Clearance to deal

4.                                      (a)                                  A director (other than the chairman or chief executive) or company secretary must not deal in any securities of the company without first notifying the chairman (or a director designated by the board for this purpose) and receiving clearance to deal from him.

(b)                                The chairman must not deal in any securities of the company without first notifying the chief executive and receiving clearance to deal from him or, if the chief executive is not present, without first notifying the senior independent director, or a committee of the board or other officer of the company nominated for that purpose by the chief executive, and receiving clearance to deal from that director, committee or officer.

(c)                                 The chief executive must not deal in any securities of the company without first notifying the chairman and receiving clearance to deal from him or, if the chairman is not present, without first notifying the senior independent director, or a committee of the board or other officer of the company nominated for that purpose by the chairman, and receiving clearance to deal from that director, committee or officer.

(d)                                If the role of chairman and chief executive are combined, that person must not deal in any securities of the company without first notifying the board and receiving clearance to deal from the board.

(e)                                 Persons discharging managerial responsibilities (who are not directors) must not deal in any securities of the company without first notifying the company secretary or a designated director and receiving clearance to deal from him.

5.                                      A response to a request for clearance to deal must be given to the relevant restricted person within five business days of the request being made.

6.                                      The company must maintain a record of the response to any dealing request made by a restricted person and of any clearance given. A copy of the response and clearance (if any) must be given to the restricted person concerned.

7.                                      A restricted person who is given clearance to deal in accordance with paragraph 4 must deal as soon as possible and in any event within two business days of clearance being received.

Circumstances for refusal

8.                                      A restricted person must not be given clearance to deal in any securities of the company:

(a)                                 during a prohibited period; or

(b)                                on considerations of a short term nature. An investment with a maturity of one year or less will always be considered to be of a short term nature.

Dealings permitted during a prohibited period

Dealing in exceptional circumstances

9.                                        A restricted person, who is not in possession of inside information in relation to the company, may be given clearance to deal if he is in severe financial difficulty or there are other exceptional circumstances.  Clearance may be given for such a person to sell (but not purchase) securities of the company when he would otherwise be prohibited by this code from doing so. The determination of whether the person in question is in severe financial difficulty or whether there are other exceptional circumstances can only be made by the director designated for this purpose.

10.                                A person may be in severe financial difficulty if he has a pressing financial commitment that cannot be satisfied otherwise than by selling the relevant securities of the company.  A liability of such a person to pay tax would not normally constitute severe financial difficulty unless the person has no other means of satisfying the liability. A circumstance will be considered exceptional if the person in question is required by a court order to transfer or sell the securities of the company or there is some other overriding legal requirement for him to do so.

11.                                The FSA should be consulted at an early stage regarding any application by a restricted person to deal in exceptional circumstances.

Awards of securities and options

12.                                The grant of options by the board of directors under an employees’ share scheme to individuals who are not restricted persons may be permitted during a prohibited period if such grant could not reasonably be made at another time and failure to make the grant would be likely to indicate that the company was in a prohibited period.

13.                                The award by the company of securities, the grant of options and the grant of rights (or other interests) to acquire securities of the company to restricted persons is permitted in a prohibited period if

(a)                                 the award or grant is made under the terms of an employees’ share scheme and the scheme was not introduced or amended during the relevant prohibited period; and

(b)                                either:

(i)                                    the terms of such employees’ share scheme set out the timing of the award or grant and such terms have either previously been approved by shareholders or summarised or described in a document sent to shareholders, or

(ii)                                 the timing of the award or grant is in accordance with the timing of previous awards or grants under the scheme; and

(c)                                 the terms of the employees’ share scheme set out the amount or value of the award or grant or the basis on which the amount or value of the of the award or grant is calculated and do not allow the exercise of discretion; and

(d)                                the failure to make the award or grant would be likely to indicate that the company is in a prohibited period.

Exercise of options

14.                                  Where a company has been in an exceptionally long prohibited period or the company has had a number of consecutive prohibited periods, clearance may be given to allow the exercise of an option or right under an employees’ share scheme, or the conversion of a convertible security, where the final date for the exercise of such option or right, or conversion of such security, falls during a prohibited period and the restricted person could not reasonably have been expected to exercise it at a time when he was free to deal.

15.                                Where the exercise or conversion is permitted pursuant to paragraph 14, clearance may not be given for the sale of the securities of the company acquired pursuant to such exercise or conversion including the sale of sufficient securities of the company to fund the costs of the exercise or conversion and/or any tax liability arising from the exercise or conversion unless a binding undertaking to do so was entered into when the company was not in a prohibited period.

Qualification shares

16.                                Clearance may be given to allow a director to acquire qualification shares where, under the company’s constitution, the final date for acquiring such shares falls during a prohibited period and the director could not reasonably have been expected to acquire those shares at another time.

Saving schemes

17.                                  A restricted person may enter into a scheme under which only the securities of the company are purchased pursuant to a regular standing order or direct debit or by regular deduction from the person’s salary, or where such securities are acquired by way of a standing election to re-invest dividends or other distributions received, or are acquired as part payment of the person’s remuneration without regard to the provisions of this code, if the following provisions are complied with:

(a)                                 the restricted person does not enter into the scheme during a prohibited period, unless the scheme involves the part payment of remuneration in the form of securities of the company and is entered into upon the commencement of the person’s employment or in the case of a non-executive director his appointment to the board;

(b)                                the restricted person does not carry out the purchase of the securities of the company under the scheme during a prohibited period, unless the restricted person entered into the scheme at a time when the company was not in a prohibited period and that person is irrevocably bound under the terms of the scheme to carry out a purchase of securities of the company (which may include the first purchase under the scheme) at a fixed point in time which falls in a prohibited period;

(c)                                 the restricted person does not cancel or vary the terms of his participation, or carry out sales of securities of the company within the scheme during a prohibited period; and

(d)                                before entering into the scheme, cancelling the scheme or varying the terms of his participation or carrying out sales of the securities of the company within the scheme, the restricted person obtains clearance in accordance with paragraph 4.

Acting as a trustee

18.                                Where a restricted person is acting as a trustee, dealing in the securities of the company by that trust is permitted during a prohibited period where:

(a)                                 the restricted person is not a beneficiary of the trust; and

(b)                                the decision to deal is taken by the other trustees or by investment managers on behalf of the trustees independently of the restricted person.

19.                                The other trustees or investment managers acting on behalf of the trustees can be assumed to have acted independently where the decision to deal:

(a)                                  was taken without consultation with, or other involvement of, the restricted person; or

(b)                                was delegated to a committee of which the restricted person is not a member.

Dealing by connected persons and investment managers

20.                                A person discharging managerial responsibilities must take reasonable steps to prevent any dealings by or on behalf of any connected person of his in any securities of the company on considerations of a short term nature.

21.                                A person discharging managerial responsibilities must seek to prohibit any dealings in the securities of the company during a close period:

(a)                                 by or on behalf of any connected person of his; or

(b)                                by an investment manager on his behalf or on behalf of any person connected with him where either he or any person connected has funds under management with that investment fund manager, whether or not discretionary (save as provided by paragraphs 17 and 18).

22.                                A person discharging managerial responsibilities must advise all of his connected persons and investment managers acting on his behalf:

(a)                                 of the name of the listed company within which he is a person discharging managerial responsibilities;

(b)                                of the close periods during which they cannot deal in the securities of the company; and

(c)                                 that they must advise the listed company immediately after they have dealt in securities of the company.

Section 1 of the Model Code - Definitions

Definitions

1.                                      In this code the following definitions, in addition to those contained in the listing rules, apply unless the context requires otherwise:

(a)                                 “close period” means:

(i)                                    the period of 60 days immediately preceding the preliminary announcement of the listed company’s annual results or, if shorter, the period from the end of the relevant financial year up to and including the time of announcement; or

(ii)                                 the period of 60 days immediately preceding the publication of its annual financial report or if shorter the period from the end of the relevant financial year up to and including the time of such publication; and

(iii)                              if the listed company reports on a half-yearly basis, the period from the end of the relevant financial period up to and including the time of such publication; and

(iv)                             if the listed company reports on a quarterly basis, the period of 30 days immediately preceding the announcement of the quarterly results or, if shorter, the period from the end of the relevant financial period up to and including the time of the announcement;

(b)                                “connected person” has the meaning given in section 96B(2) of the Act (Persons discharging managerial responsibilities and connected persons);

(c)                                 “dealing” includes:

(i)                                    any acquisition or disposal of, or agreement to acquire or dispose of any of the securities of the company;

(ii)                                 entering into a contract (including a contract for difference) the purpose of which is to secure a profit or avoid a loss by reference to fluctuations in the price of any of the securities of the company;

(iii)                              the grant, acceptance, acquisition, disposal, exercise or discharge of any option (whether for the call, or put or both) to acquire or dispose of any of the securities of the company;

(iv)                             entering into, or terminating, assigning or novating any stock lending agreement in respect of the securities of the company;

(v)                                using as security, or otherwise granting a charge, lien or other encumbrance over the securities of the company;

(vi)                             any transaction, including a transfer for nil consideration, or the exercise of any power or discretion effecting a change of ownership of a beneficial interest in the securities of the company; or

(vii)                          any other right or obligation, present or future, conditional or unconditional, to acquire or dispose of any securities of the company;

(d)                                [deleted]

(e)                                 “prohibited period” means:

(i)                                    any close period; or

(ii)                                 any period when there exists any matter which constitutes inside information in relation to the company;

(f)                                   “restricted person” means a person discharging managerial responsibilities; and

(g)                                “securities of the company” means any publicly traded or quoted securities of the company or any member of its group or any securities that are convertible into such securities.

Section 2 of the Model Code – Dealings not subject to the provisions of the Model Code

Dealings not subject to the provisions of this code

2.                                      The following dealings are not subject to the provisions of this code:

(a)                                 undertakings or elections to take up entitlements under a rights issue or other offer (including an offer of securities of the company in lieu of a cash dividend);

(b)                                the take up of entitlements under a rights issue or other offer (including an offer of securities of the company in lieu of a cash dividend);

(c)                                 allowing entitlements to lapse under a rights issue or other offer (including an offer of securities of the company in lieu of a cash dividend);

(d)                                 the sale of sufficient entitlements nil-paid to take up the balance of the entitlements under a rights issue;

(e)                                 undertakings to accept, or the acceptance of, a takeover offer;

(f)                                   dealing where the beneficial interest in the relevant security of the company does not change;

(g)                                transactions conducted between a person discharging managerial responsibilities and their spouse, civil partner, child or step-child (within the meaning of Section 96B(2) of the Act);

(h)                                transfers of shares arising out of the operation of an employees’ share scheme into a savings scheme investing in securities of the company following:

(i)                                    exercise of an option under an approved SAYE option scheme; or

(ii)                                 release of shares from a HM Revenue and Customs approved share incentive plan;

(i)                                    with the exception of a disposal of securities of the company received by a restricted person as a participant, dealings in connection with the following employees’ share scheme:

(i)                                    an HM Revenue and Customs approved SAYE option scheme, or share incentive plan under which participation is extended on similar terms to all or most employees of the participating companies in that scheme; or

(ii)                                 a scheme on similar terms to a HM Revenue and Customs approved SAYE option scheme or share incentive plan, under which participation is extended on similar terms to all or most employees of the participating companies in that scheme; or

(j)                                    the cancellation or surrender of an option under an employees’ share scheme;

(k)                                 transfers of the securities of the company by an independent trustee of an employees’ share scheme to a beneficiary who is not a restricted person;

(1)                                 transfers of securities of the company already held by means of a matched sale and purchase into a saving scheme or into a pension scheme in which the restricted person is a participant or beneficiary;

(m)                              an investment by a restricted person in a scheme or arrangement where the assets of the scheme (other than a scheme investing only in the securities of the company) or arrangement are invested at the discretion of a third party;

(n)                                a dealing by a restricted person in the units of an authorised unit trust or in shares in an open-ended investment company; and

(o)                                bona fide gifts to a restricted person by a third party.

APPENDIX 2

Practical Guidance

Introduction

This Appendix offers guidance on the operation of the Model Code.  In the case of any conflict between such guidance and the Model Code itself, the Model Code prevails.  Paragraph references below are to the current Model Code of the Company set out in Appendix 1.

What dealings are subject to the Model Code?

Under the definitions in paragraph 1, the Model Code applies to dealing in securities of the Company which are listed and traded on the London Stock Exchange and, if this becomes relevant, securities of the Company which are quoted on certain overseas exchanges even if they are not listed in London.

“Dealing” is widely defined under the Model Code.  As well as Stock Exchange or private sales and purchases or gifts of such quoted securities, it includes transactions in rights to such quoted securities.  This would include the grant, acceptance and exercise of options.

Paragraph 2 of the Model Code sets out those dealings to which the provisions of the Model Code do not apply.  Remember that dealings to which the Model Code does not apply may still contravene criminal prohibitions on insider dealing or the regime on market abuse.

How will I know about close periods during which dealings are prohibited under paragraph 8 of the Model Code?

The Company Secretary will publish and update a schedule of close periods from time to time.  Remember that if you are a person discharging managerial responsibility, you must notify such close periods to your connected persons and investment managers under paragraph 22 of the Model Code.

What amounts to “inside information” which prevents me from dealing under paragraph 8 of the Model Code?

It is not possible to provide an exhaustive definition of the sort of information which falls within this definition.  Industry information which has not been made public, as well as information specific to the Group, may well be inside information in relation to securities of the Company.

However, the items listed below should generally be regarded as price-sensitive before an announcement relating to them has been made to the FSA:

•                                         any decision by the Company to declare or pay any dividend or make any distribution or not to pay any dividend or interest payment;

•                                         any announcement of profits or losses of the Company or the Group for any period, whether annual or otherwise;

•                                         any decision to change the capital structure of the Company, including any redemption or purchase of quoted securities;

•                                         any material acquisition or divestment of Group assets;

•                                         transactions with Directors, substantial shareholders and other related parties which fall to be disclosed to shareholders of the Company under FSA requirements;

•                                         any material Group borrowing or funding arrangements;

•                                         any information required to be disclosed by the Company to the FSA or the London Stock Exchange under the provisions of The City Code on Takeovers and Mergers;

•                                         any major new development in the Group’s sphere of activity;

•                                         any decision to change the general character or nature of the business (or any part of the business) of the Group;

•                                         any information notified to the Company under the provisions of Disclosure and Transparency Rules in respect of a holding of three per cent. or more of voting securities or in respect of Directors’ interests in securities;

•                                         any change in the Directors of the Company or, where relevant, their respective executive responsibilities;

•                                         any other information required to be disclosed to the FSA or the London Stock Exchange in order to avoid the creation of a false market in securities of the Company; and

•                                         any of the matters set out in the examples attached to Form A:  Intention to Deal, a copy of which may be obtained from the Company Secretary.

As previously noted, inside information is, inter alia, information likely to have a “significant effect” on the price of a company’s securities.  Some guidance as to the meaning of “significant effect” is given by the FSA in the Disclosure and Transparency Rules.  The guidance states that in deciding whether or not information will have a significant effect on price, a company should apply the “reasonable investor test” and consider whether a reasonable investor would be likely to use the information as part of the basis of its/their investment decisions.  The sort of information which the FSA considers will affect a reasonable investor’s decision includes information which affects:

(i)                                    the Company’s assets and liabilities, performance or expected performance, financial condition or course of business;

(ii)                                 major new developments in the Company’s business; and

(iii)                              information already announced to the market.

How do I seek clearance under the Model Code?

Requests for clearance to deal under paragraph 4 of the Model Code should be addressed to Mike Timmins, the Company Secretary or Tony Beal the Director of Compliance, in the first instance.  The Company Secretary will liaise with the Chairman as regards the appropriateness or not of clearance to deal being given.  Remember that you may not deal before clearance has been given or if clearance is refused.  Since clearance may be withheld by reason of inside information not known to you personally, reasons for refusal of clearance may not be given.  Forms for completion both before and after the proposed dealing are available from the Company Secretary or Director of Compliance.

If your request for clearance relates to a proposed sale within a prohibited period under paragraph 9 of the Model Code, particulars of exceptional circumstances justifying the sale should accompany the request.  Pursuant to paragraph 11 of the Model Code, the FSA should be consulted at any early stage regarding any application to deal in exceptional circumstances.  Remember that, in the case of dealing by directors of the Company and their connected persons (see below), where clearance is given, the Company will be required by the Listing Rules to include a statement of the nature of such exceptional circumstances in the light of which such dealing was permitted within the information to be released through a Regulatory Information Service.

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Who are the connected persons that I must notify as provided in paragraph 22 of the Model Code?

Persons who are “connected” with persons discharging managerial responsibilities are defined in section 96B(2) of the Financial Services and Markets Act 2000, which incorporates by reference the definition of “connected persons” set out in section 346 of the Companies Act 1985.  In summary, “connected persons” are:

•            your spouse or civil partner and children under 18;

•            any company where at least 20 per cent. of the equity share capital is owned, or at least 20 per cent. of the votes at a general meeting are controlled by, you and your connected persons within any other part of the definition;

•            the trustees of any trust of which you, your spouse, your children under 18 or a company which is your connected person are a beneficiary or potential beneficiary; and

•            your business partners or those of your spouse, your civil partner, your children under 18 or a company which is your connected person (or a Scottish firm of which you or another connected person within any other part of this definition are a partner).

How does the Model Code apply to dealing by an investment manager for my account?

Where you or your connected persons (see above) employ an investment manager, whether or not such manager has discretion to make investments without reference to the investment client, if you are a person discharging managerial responsibility you must generally advise such investment manager as provided in paragraph 22 of the Model Code.  You can obtain from the Company Secretary a pro forma letter to an investment manager advising him of your responsibilities.  Where you invest in an authorised unit trust, investment trust or similar publicly marketed investment vehicle, the manager of the investment vehicle is not your investment manager for the purposes of the Model Code as a result of such investment.  Share ISAs are dealt with separately below.

Does the Model Code apply to savings schemes?

The Model Code will not normally apply when you invest in a scheme or arrangement holding shares in more than one company where the manager chooses the investments without reference to you.  Further, under paragraph 2(l), transfers of shares already held into a savings scheme or into a pension scheme in which the relevant person subject to the Model Code is a participant or beneficiary by means of a matched sale and purchase are not dealings for the purpose of the Model Code.

Paragraph 17 of the Model Code provides the circumstances in which a person subject to the Model Code may enter into a scheme, such as a single-company personal equity plan, which invests in shares of the Company.  However, payments into such a scheme must generally be made pursuant to a regular standing order or direct debit or by regular deduction from the person’s salary.  Remember that entry into such a scheme or cancellation or variation of periodic payments under such a scheme or the sale of Company shares held within such a scheme must be cleared under paragraph 4 of the Model Code.

Remember too that if you select your own investments under such a scheme and your selection includes shares in the Company, you should notify the manager of the scheme as your investment manager in accordance with paragraph 22 of the Model Code (see above).

How does the Model Code affect me if I am a trustee?

If you are a sole trustee, you should follow the procedures governing your personal dealings, unless you are a bare nominee in which case you should simply follow the instructions of the beneficial owner.

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If you have co-trustees, you should advise them that you are subject to the Model Code.  If you are a beneficiary under the trust, your co-trustees should follow the procedures governing your personal dealings.  If you are not a beneficiary and your co-trustees take decisions to deal in quoted securities of the Company without reference to you, as described in paragraph 19 of the Model Code, the rules governing your personal dealings will not apply.

Remember that, if the beneficiaries or potential beneficiaries under the trust include your connected persons, your co-trustees will themselves be your connected persons (see above).  In this case, if you are a person discharging managerial responsibility you must advise your co-trustees as provided in paragraph 22 of the Model Code.  However, paragraph 22 of the Model Code does not require you to impose an obligation on your co-trustees to advise you after they have dealt in securities of the Company where the decision to deal was reached without reference to you (see paragraph 19 of the Model Code), provided that the beneficiaries or potential beneficiaries under the trust include your connected persons but you are not a beneficiary yourself.

Should I advise my connected persons and any investment manager when I am in possession of inside information?

Such disclosure is not required where it is inconsistent with duties of confidentiality to the Company.  Such a duty of confidentiality will normally prohibit disclosure of inside information about the Company.  You should also remember that disclosure of inside information may constitute an offence under the insider dealing provisions of Part V of the Criminal Justice Act 1993 or violate the regime on market abuse.

Does the Model Code restrict my personal dealings otherwise than by reference to close periods or periods where there exists any matter which constitutes inside information in relation to the company?

Paragraph 8 of the Model Code prohibits dealings in any securities of the Company on considerations of a short-term nature.  Thus you should not deal in quoted securities of the Company with a view to making dealing profits.  A sale closely followed by a purchase or a purchase closely followed by a sale will normally infringe this requirement.

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APPENDIX 3

Chapter 3 of the Disclosure and Transparency Rules:

Transactions by persons discharging managerial responsibilities and their connected persons

Purpose

1.1.1                                                                      This chapter sets out the notification obligations of issuers, persons discharging managerial responsibilities and their connected persons in respect of transactions conducted on their own account in shares of the issuer, or derivatives or any other financial instrument relating to those shares.

Notification of transactions by persons discharging managerial responsibilities

1.1.2                                                                      Persons discharging managerial responsibilities and their connected persons, must notify the issuer in writing of the occurrence of all transactions conducted on their own account in the shares of the issuer, or derivatives or any other financial instruments relating to those shares within four business days of the day on which the transaction occurred.

1.1.3                                                                      The notification required by DTR 3.1.2 R must contain the following information:

(1)                                the name of the person discharging managerial responsibilities within the issuer, or, where applicable, the name of the person connected with such a person;

(2)                                the reason for responsibility to notify;

(3)                                the name of the relevant issuer;

(4)                                a description of the financial instrument;

(5)                                the nature of the transaction (e.g. acquisition or disposal);

(6)                                the date and place of transaction; and

(7)                                the price and volume of the transaction.

Notification of transactions by issuers to a RIS

1.1.4                                                                        (1)                                An issuer must notify a RIS of any information notified to it in accordance with:

(a)                                DTR 3.1.2 R (notification of transactions by persons discharging managerial responsibilities;

(b)                               [deleted]; and

(c)                                Section 793 of the Companies Act 2006 (notice requiring information about interests in shares) to the extent that it relates to the interests of a director or, as far as the issuer is aware, any connected person.

(2)                                The notification to a RIS described in paragraph (1) must be made as soon as possible, and in any event by no later than the end of the business day following the receipt of the information by the issuer.

1.1.5                                                                      The notification required by DTR 3.1.4 R must include the information required by DTR 3.1.3 R together with the date on which the notification was made to the issuer.

1.1.6                                                                      If an issuer makes the appropriate notification to the R1S under DTR 3.1.4 R (1)(a), a further notification to an RIS is not required in the event of it receiving information regarding the same dealing in a notification under Section 793 of the Companies Act 2006.

1.1.7                                                                      An issuer may use the form entitled Notification of Transactions of Directors, Persons Discharging Managerial Responsibility or Connected Persons to make the notification required by DTR 3.1.4 R.

1.1.8                                                                      An issuer with financial instruments admitted to trading on a regulated market in the United Kingdom that does not fall within DTR 1.1.1 R(2) or DTR 1.1.1 R (4), must notify equivalent information to that required by DTR 3.1.4 R and DTR 3.1.5 R to a RIS as soon as possible after the issuer becomes aware of the information.

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FORM A: Intention to Deal

To be sent to the Company Secretary, Record plc,

Morgan House, Madeira Walk, Windsor SL4 1EP

RECORD PLC (the “Company”)

THE MODEL CODE ON DEALINGS IN SECURITIES (the “Model Code”)

In accordance with the Model Code I,                                                       (BLOCK CAPITALS PLEASE) hereby notify my intention to deal in the Company’s securities as indicated below.

CLASS OF THE COMPANY’S SECURITIES (See Note (1))

NUMBER OF SECURITIES (See Note (2

REGISTERED IN THE NAME OF (See Note (3))

NATURE OF INTEREST (See Note (4))

NATURE OF TRANSACTION (See Note (5))

As far as I am aware, I am not in possession of any inside information in relation to the Company’s securities.*  If this should change before the deal is transacted I undertake not to proceed with the deal.

I consider the following exceptional circumstances should be taken into account in permitting me clearance to sell the Company’s securities:**

I will submit a Form B: Directors’ Notification of Event Affecting Interest in Shares or Debentures if I am a Director of the Company or a Form C: Notification of Dealing if I am an employee, as soon as possible and in any event no later than five days after the transaction takes place.

Please provide acknowledgement by counter-signing and returning a duplicate of this form.

Signed

Date

Permission given on the basis that the transaction is completed by no later than close of business on                                    (insert date)

Signed	Company Secretary

Date

NOTES FOR COMPLETION

(1)	Class of securities	For example, specify whether Ordinary or Preference and whether shares or debentures.

(2)	Number of securities	When a security is designated by volume rather than quantity, e.g. unsecured loan stock, that volume should be shown.

(3)	Registered in the name of	Give full name and if not yourself state the connection to yourself.

(4)	Nature of Interest	Specify precisely, i.e. personally, joint holding or as trustee.

(5)	Nature of Transaction	Specify precisely, e.g. sale of shares, share ISA investment, exercise of share option, etc.

*                                         See paragraph 1(e)(ii) and paragraph 8 of the Model Code for the general prohibition on dealing when in possession of inside information.

**                                  To be completed if the Director seeks to rely on Rule 9 of the Model Code, which allows clearance to be given to sell the Company’s securities in exceptional circumstances.

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[Attached to Form A]

EXAMPLES OF INSIDE INFORMATION:

(a)                                 any unpublished information necessary to enable holders of the Company’s securities and the public to appraise the position of the Company and to avoid the creation of a false market in its listed securities;

(b)                                any unpublished information concerning a proposed change in the general character or nature of the business of the Company;

(c)                                 any unpublished information concerning a proposed change in the capital structure of the Company, including the structure of any listed debt securities;

(d)                                any unpublished information concerning the acquisition or disposal of a substantial shareholding of 3 per cent. or more in the Company requiring to be notified under the Disclosure and Transparency Rules;

(e)                                 any unpublished information concerning the purchase by the Company of its own securities;

(f)                                   any unpublished information disclosed to the Company under the Companies Act 1985 relating to interests in the Company’s securities of directors and connected persons;

(g)                                any unpublished information concerning a material acquisition or disposal of assets by the Company;

(h)                                any unpublished information in connection with a take-over or merger concerning the Company;

(i)                                    any unpublished information concerning a transaction with a related party which requires notification to a regulatory information service approved by the Financial Services Authority;

(j)                                    any unpublished information concerning a change in the board of directors of the Company;

(k)                                 any unpublished information concerning a decision by the Company to declare or pay any dividend or make any distribution or not to pay any dividend or interest payment;

(l)                                    any unpublished information concerning an announcement of profits or losses of the Company or the Group for any period, whether annual or otherwise;

(m)                              any unpublished information concerning material Group borrowing or funding arrangements;

(n)                                any unpublished information concerning a major new development in the Group’s sphere of activity.

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FORM B: Director’s Notification of Event Affecting

Interests in Shares or Debentures

To be sent to the Company Secretary, Record plc,

Morgan House, Madeira Walk, Windsor, Berkshire, SL4 1P

RECORD PLC (the “Company”)

MODEL CODE ON DEALINGS IN SECURITIES (the “Model Code”)

In fulfilment of my obligations under the Model Code and the Disclosure and Transparency Rules issued by the United Kingdom Financial Services Authority and having read and understood the Notes attached, I,                                             , hereby give notice of the following event affecting my interest in the Company’s securities.

CLASS OF THE COMPANY’S SECURITIES (See Note (1))

NUMBER OF SECURITIES (See Note (2))

REGISTERED IN THE NAME OF (See Note (3))

NATURE OF INTEREST (See Note (4))

NATURE OF TRANSACTION (See Note (5))

DATE OF TRANSACTION

PRICE OR OTHER CONSIDERATION

Signed

Date

NOTES FOR COMPLETION

(1)	Class of securities	For example, specify whether Ordinary or Preference and whether shares or debentures.

(2)	Number of securities	When a security is designated by volume rather than quantity, e.g. unsecured loan stock, that volume should be shown.

(3)	Registered in the name of	Give full name and if not yourself state the connection to yourself.

(4)	Nature of Interest	Specify precisely, i.e. personally, joint holding or as trustee.

(5)	Nature of Transaction	Specify precisely, e.g. sale of shares, ISA investment, exercise of share option, grant of an option to subscribe for shares, conversion of convertible shares.

MODEL CODE PARAGRAPH 22 LETTER

Persons discharging managerial responsibilities

• • 200•

Dear •

DEALING RULES

By virtue of [explain why person is subject to the Model Code (e.g. a director, insider employee etc.)] I am a person subject the dealing rules adopted by Record plc (the “Company”) in accordance with the requirements of the United Kingdom Financial Services Authority.  These rules oblige me to advise persons connected with me and investment managers working for me or for my connected persons of certain matters.  [By virtue of [here insert circumstances giving rise to connection], you are connected with me for these purposes].  OR  [By virtue of [here insert circumstances giving rise to connection], [             ] is connected with me for these purposes and you are an investment manager to [                         ].]  OR [You are my investment manager for these purposes].

In order to enable the Company and me to comply with our respective obligations to the UK Financial Services Authority, I should be most grateful if you would comply with the following requirements [in your dealings as investment manager for [me] OR [connected person]]:

(1)                                 Please avoid dealing in the Company’s securities during “close periods” i.e. the period for sixty days immediately preceding the preliminary announcement of the Company’s annual results (or, if shorter, the period from the end of the relevant financial year up to and including the time of announcement) and the periods of sixty days immediately preceding the publication of the Company’s interim results in each year (or, if shorter, the interval between the end of the relevant financial period up to and including the time of such participation).  The next announcement of interim results is expected on • • 200• and the next annual results are due to be announced on • • 200•.

(2)                                 There may be other periods during which I may not deal in the Company’s securities.  If I request you to refrain from dealing on such occasions, please comply with such request.

(3)                                 Please notify me of any dealing in the Company’s securities immediately upon the dealing being effected.  The notification should identify the nature and date of the relevant dealing, the parties involved, the price and the number, or amount, and class of the securities concerned.

In this context, the words “dealing” and “deal” refer not only to sales and purchases of listed securities of the Company (or agreements to buy or sell such securities) but also to the grant, acceptance, acquisition, disposal, exercise or discharge of an option (whether call or put or both) or other right or obligation, present or future, conditional or unconditional, to acquire or dispose of any listed securities of the Company or any interest of whatsoever nature in such securities.  [However, dealings not undertaken as investment manager for [me] OR [connected person] may be disregarded].

I am sorry to have to burden you with these requirements but they are essential.  Please contact me [or Mike Timmins, the Secretary of the Company,] if you have any questions about them.

I should be grateful if you would acknowledge receipt of this letter.

Yours sincerely

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